Callidus Software Reports Preliminary Financial Results for the Fourth Quarter 2007

Full Financial Results to Be Released on January 29, 2008

SAN JOSE, CA -- 01/07/2008 -- Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced preliminary financial results for the fourth quarter ended December 31, 2007.

The Company expects total revenues for the fourth quarter of 2007 to be within the range of $24.2 million to $25.0 million. License revenues for the fourth quarter are expected to be approximately $6.7 million. Maintenance and service revenues for the fourth quarter are expected to be in the range of $17.5 million to $18.3 million. Cash and short term investments are expected to be approximately $51 million as of December 31, 2007. In addition, the net new Annual Contract Value (ACV) of on-demand bookings in the quarter is expected to be a record $6.5 million, up 150% from $2.6 million in Q3 2007 with cumulative ACV growing from $8.3 million in Q3 2007 to $14.8 million in Q4 2007, up 78% quarter to quarter.

For the full year 2007 the Company expects total revenues to be within the range of $101.0 million to $101.8 million. License revenues for the year are expected to be approximately $28.5 million. Maintenance and service revenues for the year are expected to be in the range of $72.4 million to $73.2 million. In addition, net new Annual Contract Value (ACV) of on-demand bookings for fiscal 2007 is expected to be $11.7 million for the year, up over 290% from $3.0 million in fiscal 2006.

"We are announcing preliminary financial results today which reflect a record level of on-demand sales activity but a disappointing level of perpetual license revenues. While there was a good level of overall activity in the business, it was skewed towards on-demand as perpetual license sales were lower than expected. We will discuss the fourth quarter in detail as well as our plans for moving forward when we report our financial results for the fourth quarter and fiscal 2007," said Leslie Stretch, the newly appointed president and chief executive officer of Callidus Software.

Callidus Software will report full financial results for the fourth quarter of 2007 on Tuesday, January 29, 2008 after the market closes, followed by a conference call at 1:30 p.m. Pacific Time (PT). The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial-in number will be 866-543-6407 (international: +1 617-213-8898), passcode 41833135.

A telephone playback and webcast replay of the conference call will be available after 3:30 p.m. PT on January 29, 2008 through February 5, 2008. The telephone replay will be available by calling 888-286-8010 (International: +1 617-801-6888) passcode 54876891. The webcast replay will be available at the Investor Relations section of our website under Calendar of Events.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is a leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.8 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including estimates of fourth quarter 2007 revenues, cash and short-term investment balances, and net new ACV on-demand bookings, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding the new and rapidly evolving SPM market, customer cancellations or non-renewal of software maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the third quarter ended September 30, 2007, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 1998-2008 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueMBO, TrueAllocation, TrueProducer, TrueQuota, TrueReferral, TrueResolution, and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact:
Jon Pexton
408-808-6577
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com